News Release

NORTHGATE MINERALS CORPORATION
Stock Symbols: TSX: NGX, AMEX: NXG
Website: www.northgateminerals.com

NORTHGATE TO RESTATE Q2-2006 FINANCIAL RESULTS

VANCOUVER, September 15, 2006 - (All figures in US dollars except where noted) - Northgate Minerals Corporation (TSX: NGX; AMEX: NXG) today announced that it is amending and restating its unaudited financial results for the second quarter of 2006 in order to correct an inadvertent accounting error which led to an overstatement of revenue.

Northgate's restated second quarter revenue is $105,348,000 rather than $114,695,000 as originally reported. As a direct result of the correction to revenue,the future income tax recovery rises from $17,000,000 to $20,500,000. The overall effect of the changes flowing from the revenue and future income tax recovery restatement is a reduction in net earnings for the quarter from $56,162,000 or $0.25 per diluted common share to $50,315,000 or $0.22 per diluted common share.

The Corporation's balance sheet has been restated to reflect a reduction in concentrate settlements and other receivables from $72,689,000 to $63,342,000, an increase in the future income tax asset from $32,815,000 to $36,315,000 and a reduction in retained earnings from $95,574,000 to $89,727,000.

Northgate's cash flow from operations, cash generated during the period and the ending cash position are not impacted by the restatement.

Since the accounting error was detected and corrected during the remediation phase of the Corporation's Sarbanes Oxley 404 project it will not have an adverse effect on the Corporation's SOX 404 compliance requirement. Northgate's SOX 404 project continues to remain on schedule for full compliance by year-end.

Northgate is currently in the process of revising its second quarter financial statements and MD&A and plans to file the restated results with Canadian and US securities regulators early next week. These statements will also be available on Northgate's website at www.northgateminerals.com.

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Northgate Minerals Corporation is a gold and copper mining company focused on operations and opportunities in the Americas. The Corporation's principal assets are the 300,000-ounce per year Kemess South mine in north-central British Columbia, the adjacent Kemess North deposit, which contains a Proven and Probable Reserve of 4.1 million ounces of gold and the Young-Davidson property in northern Ontario with a total resource base of 1.5 million ounces of gold. Northgate is listed on the Toronto Stock Exchange under the symbol NGX and on the American Stock Exchange under the symbol NXG.

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Forward-Looking Statements

This news release includes certain "forward-looking statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. These forward-looking statements include estimates, forecasts, and statements as to management's expectations with respect to, among other things, future metal production and production costs, potential mineralization and reserves, exploration results, progress in the development of mineral properties, demand and market outlook for commodities and future plans and objectives of Northgate Minerals Corporation (Northgate). Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management are inherently subject to significant business, economic and competitive uncertainties and contingencies. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Northgate's expectations are disclosed under the heading "Risk and Uncertainties" in Northgate's 2005 Annual Report and under the heading "Risk Factors" in Northgate's 2005 Annual Information Form (AIF) both of which are filed with Canadian regulators on SEDAR (www.sedar.com) and with the United States Securities and Exchange Commission (www.sec.gov). Northgate expressly disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Mr. Ken G. Stowe	Mr. Jon A. Douglas
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
416-216-2772	416-216-2774